Exhibit 23

                           CHANG G. PARK, CPA, PH. D.
        * 2667 CAMINO DEL RIO S. SUITE B * SAN DIEGO * CALIFORNIA 92108 *
                 * TELEPHONE (858)722-5953 * FAX (858) 761-0341
                         * E-MAIL changgpark@gmail.com *
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December 20, 2010


To Whom It May Concern:

We consent to the use in this Registration Statement on Form S-1 of our report dated September 14, 2010, relating to the financial statements of Placer Del Mar Ltd., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board